Exhibit 99




              Highlands Bankshares Enters into Share Purchase
                 Agreement With The National Bank of Davis

      August 22, 2005 - Today, Highlands Bankshares, Inc. (OTCBB:HBSI) entered into a Stock Purchase Agreement (the "Agreement") to purchase the outstanding shares of common stock of The National Bank of Davis.
      Highlands and Davis have agreed to the affiliation of their two companies through a stock purchase agreement, under West Virginia law, as a result of which Davis would become a subsidiary of Highlands and shareholders of Davis would receive cash from Highlands for the sale of their outstanding shares of the capital stock of Davis. Following the purchase, Highlands will cause Davis to merge with and into The Grant County Bank, a wholly owned subsidiary of Highlands, with The Grant County Bank surviving the merger and remaining a wholly owned subsidiary of Highlands. Pursuant to the Agreement, each of the sellers of stock of The National Bank of Davis shall transfer all of the shares owned by each seller to Highlands in exchange for cash equal to $10,400 per share. There are currently 500 shares of common stock of Davis issued and outstanding. The merger is expected to close in the fourth quarter of 2005. The Agreement has been approved by the Boards of Directors of Highlands and Davis, but is contingent upon the holders of at least eighty percent of the issued and outstanding shares of The National Bank of Davis agreeing to sell and having sold their shares to Highlands. In addition, the sale and subsequent merger are subject to the approval of regulatory authorities.
      The National Bank of Davis, headquartered in Davis, West Virginia, operates two banking locations. As of June 30, 2005, the bank had assets totaling $25,028,000, deposits totaling $23,025,000 and shareholders' equity totaling $1,728,000.
      Highlands Bankshares, Inc., is a multi-bank holding company operating nine banking locations through its subsidiary banks, The Grant County Bank and Capon Valley Bank, and offers insurance services through its wholly owned subsidiary HBI Life Insurance Company. As of June 30, 2005, Highlands had assets totaling $311,337,000.
      Commenting on the potential merger, Butch Porter, President and CEO of Highlands, said, "We are very excited about the possibilities this merger will give us. For the past several years, expansion westward into Tucker County has been frequently discussed, and this purchase allows us to enter this market through purchase of a banking organization with many years of history in that marketplace. The eastern half of Tucker County has recently experienced the type of growth we feel will be beneficial to our operational results in the coming years."
       "In addition to the market opportunities we believe exist for us in Davis' geographic area of operations, synergies gained through merging Davis into The Grant County Bank's current operation also presents potential in the form of increases in the return to Highlands' shareholders.


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      Porter continued, "We anticipate becoming an integral part of the community in Tucker County and surrounding areas, and look forward to serving the banking needs of the residents and businesses there."
      Adding to the commentary regarding the potential merger, Tad Holipski, President of The National Bank of Davis said, "We feel that this agreement will be a benefit to the current customers of The National Bank of Davis in that additional products and services will be available to them after the merger. Often, small banking organizations like Davis are rather limited in what they can offer as compared to larger organizations."
      Holipski commented further that, "In deciding to move forward with this Agreement, the Board of Directors of Davis felt that while Highlands Bankshares and The Grant County Bank are bigger organizations than The National Bank of Davis, they are still small enough, and local enough, to retain `home town values' and to be a fundamental part of the community in eastern Tucker County in the years to come."
      The Agreement has been filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission and can be found by accessing the website of the Securities and Exchange Commission at www.sec.gov and under the filings of Highlands Bankshares, Inc.
      The above description of the merger does not purport to be a complete statement of the parties' rights and obligations under the Agreement and is qualified in its entirety by reference to the Agreement. Certain statements in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.